Exhibit 8.1

[Morgan, Lewis & Bockius LLP Letterhead]

December 16, 2004

Nanogen, Inc.

10398 Pacific Center Court

San Diego, California 92121

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger and Reorganization dated as of September 7, 2004 (the “Agreement”) by and among Nanogen, Inc., a Delaware corporation (“Parent”), Empire Acquisition Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Epoch Biosciences, Inc., a Delaware corporation (the “Company”), Merger Sub is to merge with and into the Company with the Company surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to Nanogen, Inc. in connection with the Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Agreement;

2.	The registration statement of Parent on Form S-4 (No. 333-119588) filed with the Securities and Exchange Commission with respect to the Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger (the “Registration Statement”) and the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”);

3.	The representations made to us by Parent and Merger Sub in their letter to us dated December 16, 2004 (the “Parent Tax Certificate”);

4.	The representations made to us by the Company in its letter to us dated December 16, 2004 (the “Company Tax Certificate”); and

Nanogen, Inc.

December 16, 2004

5.	Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation or review, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with, (vii) that the Merger will be effective under applicable state law and (viii) that at all relevant times, including as of the Effective Time of the Merger: (x) no outstanding indebtedness of Parent or Company has or will represent equity for tax purposes; (y) no outstanding equity of Parent or Company has or will represent indebtedness for tax purposes; and (z) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

Furthermore, as to certain facts material to our opinion, we have relied, with your permission and without independent investigation, upon the accuracy of statements and representations of officers of Parent, Merger Sub and the Company contained in the Parent Tax Certificate and the Company Tax Certificate and have assumed, with your permission and without independent investigation or review, that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken and that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification, any representation or statement that a fact, circumstance or conclusion “should” exist or be true means that such fact, circumstance or conclusion does in fact exist or is in fact true, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications specified herein and on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today’s date, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the discussion contained in the Proxy Statement/Prospectus under the caption “The Merger – Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to the Company’s stockholders in the Merger.

Nanogen, Inc.

December 16, 2004

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today’s date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of Nanogen, Inc. and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP